ST. JOSEPH, INC. ANNOUCES RETIREMENT OF DEBT.

FOR IMMEDIATE RELEASE

TULSA, OK, January 25, 2008 — St. Joseph, Inc. (OTCBB: STJO) announced that the company has reduced the company’s debts by effected a conversion of its Series B Preferred Stock and three promissory notes into shares of the company’s common stock, at a conversion price of $0.30 per share of common stock. Prior to its conversion, the Series B Preferred Stock accrued annual 15% dividends. Desert Projects, LLP, Palm Springs, CA, converted 716,667 shares or 9.68% percent of the company’s issued and outstanding through the conversion of Series B Preferred. Hong Kong Base Ltd., Hong Kong, China, has purchased 950,000 shares or 12.83% percent of the issued and outstanding through a private purchase.

Gerry McIlhargey, President stated, “We are excited to have both of these companies as major shareholders of St. Joseph. Both have access to capital and acquisition targets.” McIlhargey continued, "The Company has plans to review any acquisitions it feels would create value to its existing shareholders, acquisition targets may be in sectors other than the current company classification. The Company would also consider a reverse merger, if it was seen to be a growth opportunity for existing shareholders.”

For more information regarding the conversion, please refer to the Current Report on Form 8-K filed with the SEC on January 25, 2008.

About St. Joseph, Inc.

St. Joseph is a holding company with subsidiaries engaged in the staffing industry. More information about St. Joseph, Inc. is available at www.stjosephinc.com.

This press release consists of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward looking statements. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise.

St. Joseph Contact:

Mark Johnson
mark@stjosephinc.com
St. Joseph, Inc.
4870 South Lewis, Suite 250
Tulsa, OK 74105
918-742-1888
www.stjosephinc.com